                                                                   Exhibit 3.60

                              AMENDED AND RESTATED
                             OPERATING AGREEMENT OF
                        MILE HIGH OFFICE SUPPLY, L.L.C.,
                      A DELAWARE LIMITED LIABILITY COMPANY

         THIS AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement") of Mile High Office Supply, L.L.C., a Delaware limited liability company (the "Company"), is entered into as of April 24, 1998 and shall constitute the "limited liability company agreement" of the Company within the meaning of
Section 18-101(7) of the Delaware Limited Liability Company Act, Title 6, Delaware Corporations Code, Section 18-101 et seq., as amended (the "Act").

         WHEREAS, on March 30, 1998 the Company entered into an operating agreement, constituting the "limited liability company agreement" of the Company within the meaning of Section 18-101(7) of the Act;

         WHEREAS, the Company desires to amend Section 1.12 of such operating agreement to authorize the Member to delegate to one or more managers the management and operation of the Company;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby amends and restates such operating agreement in its entirety as follows:

         1.1 Except as otherwise provided in this Agreement, the default provisions of the Act shall apply to the Company.

         1.2 U.S. Office Products Company, a Delaware corporation, shall be the sole "member" of the Company within the meaning of Section 18-101(11) of the Act (the "Member").

         1.3 The Member hereby enters into and forms the Company as a limited liability company in accordance with the Act. The name of the Company shall be "Mile High Office Supply, L.L.C."

         1.4 The Company shall maintain a Delaware registered office and agent for the service of process as required by the Act. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

         1.5 The purpose and scope of the Company shall be to to engage in any lawful act or activities as shall be determined by the Member in its sole and absolute discretion.

         1.6 The term (the "Term") of the Company shall begin as of the date of filing of the Certificate of Formation for the Company in accordance with
Section 18-201 of the Act and shall
continue until dissolved by the Member in its sole and absolute discretion. Except as specifically provided in this Section 1.6, the Company shall not be dissolved prior to the end of its Term.

         1.7 Title to all Company property shall be held in the name of the Company; provided, however, that the Company shall make such distributions of cash and/or property to the Member from time to time as the Member shall determine in its sole and absolute discretion.

         1.8 Except as otherwise required by applicable law, the Member shall have no personal liability for the debts and obligations of the Company.

         1.9 The Member shall have no obligation to make any contributions to the capital of the Company and shall make only such contributions as the Member shall determine in its sole and absolute discretion.

         1.10 The Member shall have no obligation to provide any services to the Company and shall provide only such services as the Member shall determine in its sole and absolute discretion.

         1.11 The Company shall indemnify the Member to the fullest extent permitted by law.

         1.12 Pursuant to Sections 18-402 and 18-407 of the Act, the Member shall delegate the management and operation of the Company to Vass Sirpolaidis, Lynne Sirpolaidis, Kathleen M. Delaney, and Mark Director, who shall act as managers of the Company. Vass Sirpolaidis shall hold the offices of President and Treasurer of the Company, Lynne Sirpolaidis shall hold the offices of Vice-President and Secretary of the Company, Kathleen M. Delaney shall hold the office of Vice-President, and Mark Director shall hold the office of Vice-President and Assistant Secretary of the Company, each to serve until their successors are duly elected and qualified. Notwithstanding any provision of this Agreement to the contrary, any contract, agreement, deed, lease, note or other document or instrument executed on behalf of the Company by the Member or managers shall be deemed to have been duly executed and third parties shall be entitled to rely upon the Member's and/or managers' power to bind the Company without otherwise ascertaining that the requirements of this Agreement have been satisfied.

         1.13 The "Mile High Office Supply" name and mark are the property of the Member. The Company's authority to use such name and mark may be withdrawn by the Member at any time without compensation to the Company. Following the dissolution and liquidation of the Company, all right, title and interest in and to such name and mark shall be held solely by the Member.

         1.14 The interpretation and enforceability of this Agreement and the rights and liabilities of the Member as such shall be governed by the laws of the State of Delaware as such laws are applied in connection with limited liability company operating agreements entered into and wholly performed upon in Delaware by residents of Delaware. To the extent permitted by the Act and other applicable law, the provisions of this Agreement shall supersede any contrary provisions of the Act or other applicable law.

         1.15 In the event any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed, and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

         1.16 This Agreement may be amended, in whole or in part, only through a written amendment executed by the Member.

         1.17 This Agreement contains the entire understanding and intent of the Member regarding the Company and supersedes any prior written or oral agreement respecting the Company. There are no representations, agreements, arrangements, or understandings, oral or written, of the Member relating to the Company which are not fully expressed in this Agreement.

                  IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.

U.S. OFFICE PRODUCTS COMPANY
Sole Member

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Mark D. Director
Executive Vice-President, Administration and General Counsel